EXHIBIT 2


                                    AGREEMENT


DATED this 9th day of November, 2004


BY AND BETWEEN:

     LEGALPLAY ENTERTAINMENT INC. (formerly known as Poker.com Inc.) a company with offices at Suite 308, 525 Seymour Street, Vancouver, British Columbia, CANADA.

                                                    (referred to as "LegalPlay")

AND:

     UNINET TECHNOLOGIES INC. a company with offices at Suite 212, 1166 Alberni Street, Vancouver, British Columbia, CANADA.

                                                       (referred to as "Uninet")


WHEREAS:

     -    Uninet  was  granted  a  worldwide  99-year  license  to  use  the URL
          "poker.com" by Ala Corp., which they re-licensed to LegalPlay Entertainment Inc. ("LegalPlay").

     - Ala Corp. arbitrarily terminated the license without just cause and transferred the URL to Communication Services Inc. ("CSI").

     - Uninet and LegalPlay entered an Agreement dated February 3rd 2003 to commence a joint prosecution against Ala Corp. and CSI.


NOW THEREFORE for valuable consideration given and received and by their mutual covenants, the parties agree as follows:

     1 For prosecuting the action against Ala Corp. Uninet will be entitled to a 50% ownership in the rights of the poker.com URL. For clarification, Uninet will be entitled to receive 50% of all revenue received by LegalPlay in using and/or re-licensing the URL to any third party.

     2 In the event LegalPlay is unable to continue to contribute fees to the proposed legal action to recover the use of the poker.com URL, Poker.com hereby agrees to assign NINETY per cent (90%) of their right, title and interest in and to the use of the URL to Uninet. In this regard, LegalPlay irrevocably undertakes to allow Uninet to act for and/or represent LegalPlay in order to continue prosecuting the joint action against CSI and any other action that Uninet believes should be taken against Ala Corp. and/or CSI, for which costs Uninet will be responsible.

     3 LegalPlay undertakes to sign all such documentation to pursue the contemplated action and to give effect to this Agreement.


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IN  WITNESS WHEREOF the parties have executed and delivered this Agreement as of the  date  first  written  above.


LEGALPLAY ENTERTAINMENT INC.                UNINET TECHNOLOGIES INC.
by its authorized signatory:                by its authorized signatory:



/s/ Mark Glusing                            /s/ Michael Jackson
------------------------------------        ------------------------------------
Mark Glusing, President                     Michael Jackson, President


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